Exhibit 10.25

April 1, 2021

Sherry House

Re: Offer of Employment

Dear Sherry,

It gives me great pleasure to offer you the Exempt position with Lucid USA, Inc. (doing business as Lucid Motors) (the “Company”) as SVP, Chief Financial Officer at our Newark, CA location reporting to Peter Rawlinson, CEO/CTO. You will begin your position on May 3rd, 2021 (“Hire Date”). The terms and conditions of your employment with the Company will be as set forth below.

Base Salary and Other Compensation

You will be paid the following compensation during your employment:

•	You will be paid a base salary of $19,230.77 per bi-weekly pay period ($500,000 annualized), less applicable tax and other withholdings.

•	In addition to your base salary, you will be eligible to earn a target incentive bonus up to 50% of your base salary, less applicable tax and other withholdings, as determined by the Company in its discretion based upon the Company's performance, your individual performance, and your continued employment through the bonus payment date following the close of each fiscal year.

•	The Company is pleased to offer you a one-time sign-on bonus of $100,000 less applicable tax and other withholdings, to be advanced in the first payroll cycle after you join the Company. This sign-on bonus will become earned in the event that you successfully complete one year of employment with Company in good standing. If you resign from your employment with Company for any reason or are terminated before the first anniversary of your Hire Date, you will immediately repay to the Company the gross amount of the sign-on bonus that you receive (i.e. after applicable tax and other withholdings).

Severance

You will be eligible to participate in the Atieva USA, Inc. Severance Benefit Plan (the “Plan”). Upon your acceptance of this Offer and after your start of employment with the Company and the successful completion (as determined by the Company in its sole discretion) of your background check, you will receive a full plan document for your review and signature. Subject to your acceptance of a Participation Notice under the Plan and the successful completion (as determined by the Company in its sole discretion) of your background check, you will be eligible for the severance benefits described in the table below under the terms of the Plan.

	Salary Continuation	Maximum Duration of COBRA Payment Period	Percentage of Outstanding Unvested Equity Awards That Will Accelerate
Qualifying Termination that is NOT a Change of Control Termination	6 months of your Monthly Base Salary	6 months	25%, plus 5% per year of service, less vesting acceleration otherwise provided in option grant, employment agreement or other documentation, up to 50% max
Qualifying Termination that is a Change of Control Termination	9 months of your Monthly Base Salary	9 months	75%

Employee Benefits

You will be eligible to participate in the Company employee benefit plans that the Company makes available to similarly situated employees. The Company provides a competitive benefit package that currently includes major medical, vision, and dental insurance plans, paid time off, flexible spending account and a 401(k) program and company-paid life insurance and ADD coverage up to 2x your annual base salary (up to $850,000 maximum). The eligibility dates of the benefits are as follows:

•	Group health insurance benefits: commence on hire date
•	Vacation days and sick days: accrual starts on hire date
•	Flexible spending account: eligibility starts on hire date but can take up to 3 pay periods before any payroll deductions are actually deposited into account
•	401(k) program: eligibility starts on hire date but can take up to 3 pay periods before any payroll deductions are actually deposited into account

Stock Option Award

The Company will recommend to the Compensation Committee of the Company’s Board of Directors that you receive a grant of 250,000 restricted stock units (“RSUs”) at the next practicable date following your start date on which the Committee approves equity awards for new hires. Your RSUs will generally be eligible to vest over four years as follows: 25% will be eligible to vest on the first Company Vesting Date to occur following the first anniversary of your Hire Date, and 1/16th of the total RSUs granted will vest quarterly thereafter on each subsequent “Company Vesting Date” (as defined in the RSU Agreement) subject to your continued employment through each vesting date (the “Vesting Schedule”); provided that no RSUs will vest unless and until a “Liquidity Event” (as defined in the Restricted Stock Unit Award Agreement (“RSU Award Agreement”)) has occurred and you remain employed at the time of such Liquidity Event. Upon a Liquidity Event, you will immediately vest in the number of RSUs that you would have vested in as of such Liquidity Event pursuant to the Vesting Schedule and the remaining RSUs will continue to be eligible to vest in accordance with the Vesting Schedule.

As defined more specifically in the RSU Award Agreement, a “Liquidity Event” will generally occur on the earlier of: (i) a change in control of the Company (or a successor thereto) (as defined in the Company’s equity incentive plan and excluding any initial public offering or a merger of the Company with a special purpose acquisition company (a “SPAC”)) or (ii) the Company (or a successor thereto) registers its securities or consummates a transaction (including a merger with a SPAC), and as a result, the Company’s (or its successor’s) securities become registered on a U.S. national securities exchange and the 180-day lock-up period following such registration (or any such other lock-up period as may be imposed or requested by the Company’s underwriters, SPAC sponsor, or other similar parties) expires. “Company Vesting Date” means March 5, June 5, September 5, and December 5 of each calendar year (provided, that to the extent any of the Company Vesting Dates fall on a weekend or Company holiday, that Company Vesting Date instead will be the immediately following business day thereafter). Your RSU award is subject in all respects to approval by the Committee and the terms and conditions of the Company’s then-applicable equity incentive plan and RSU Award Agreement, each of which will be provided to you as soon as practical after the Committee approves your Award.

Proof of Right to Work

Your employment is contingent upon providing appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for I-9 form purposes. Failure to provide appropriate documentation within three days of your hire date will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.

Confidential Information and Invention Assignment Agreement

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Hire Date.

Background Checks

This offer is contingent upon the successful completion (as determined by the Company) of any background or reference checks desired by the Company as well as a pre-employment drug screening (if required for your role). If a drug screen is required for your role, HireRight will contact you and provide you direction as to when and how to complete the drug screen.

Additionally, due to the impact of Covid-19, some background checks cannot be completed. If the background check is not completed before your start date, a subsequent notification to the Company that you did not successfully complete (as determined by the Company) the background check may be grounds for separation.

Driver’s License Information

If driving will be one of the essential functions of your job, as a further condition of your employment, you must: (a) authorize the Company to conduct a DMV (or similar) check of your driving record; (b) have maintained an excellent driving record (as determined by the Company in its discretion) for at least the past five (5) years; (c) currently have the appropriate license for the type of driving you will be doing on behalf of the Company; (d) maintain the appropriate license for the type of driving you will be doing on behalf of the Company at all times during your employment; and (e) maintain an excellent driving record (as determined by the Company in its discretion) at all times during your employment with the Company.

Return of Materials

Prior to your employment with the Company, you shall return all materials to your former employer or client, including any electronic storage devices, and ensure that you have not retained any files or records of your former employer or client on any media, including cloud-based storage systems.

At-Will Employment

Your employment with the Company is “at will,” and thus you or the Company may terminate our employment relationship at any time, with or without cause or advance notice. The Company reserves the right, in its sole discretion, to change your position, duties, compensation, and/or employee benefits at any time on a prospective basis. This Offer of Employment shall be governed by and construed under the laws of the state in which Lucid Motors employs you at hire, without regard to conflict of law principles.

Integration and Modification

This Offer of Employment, together with any other documents described herein, sets forth the terms and conditions of our offer of employment with the Company, and supersedes any prior representations or agreements concerning your employment with the Company, whether written or oral. You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company.

We welcome you to Lucid Motors and look forward to working with you. We trust that it will be a mutually rewarding experience. The offer of employment contained herein will expire at the close of business on April 1st, 2021; please confirm your acceptance of this offer by signing and dating this offer on the spaces below and returning it to me prior to that time.

Sincerely,

/s/ Michael Carter
Michael Carter
Vice President, People

I have read and understand the terms and conditions set forth in this Offer of Employment. Furthermore, in choosing to accept this employment with Lucid USA, Inc. (dba Lucid Motors), I agree that I am not relying on any representations, whether verbal or written, except as specifically set forth in this Offer of Employment.

/s/ Sherry House
Sherry House

ATTACHMENT A

Sign-On Bonus Agreement

THIS AGREEMENT made April 1st, 2021 by and between Lucid USA, Inc. (dba Lucid Motors USA, Inc.) (hereinafter the “Company”) and Sherry House (hereinafter “Employee”). The Company is pleased to advance Employee a one-time sign-on bonus of $100,000 less applicable tax and other withholdings, in the first payroll cycle after Employee joins the Company. This sign-on bonus will become earned in the event that Employee successfully completes one year of employment with Company in good standing. If Employee resigns from their employment with Company for any reason or is terminated before the first anniversary of their Hire Date, Employee will immediately repay to Company the gross amount of the sign-on bonus that Employee receives (i.e. after applicable tax and other withholdings).

By signing below, I authorize Company to withhold $100,000 from any severance and other final pay I receive upon termination of employment under the circumstances described above.

/s/ Sherry House
Sherry House